Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is made effective as of March 6, 2025 (“Amendment Effective Date”) by and between Vireo Growth Inc., a Canadian corporation (the “Company”), and John Mazarakis, an individual residing in the State of Florida (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company and Employee entered into an Employment Agreement (the “Original Agreement”) dated December 17, 2024;

WHEREAS, the Parties wish to modify the terms and conditions of certain incentive compensation arrangements otherwise set forth in the Original Agreement;

WHEREAS, the Parties wish to modify the terms and conditions of certain separation obligations otherwise set forth in the Original Agreement; and

WHEREAS, the Parties wish to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.            Equity and Incentive Compensation. Sections 4.2(b) through 4.2(f) of the Original Agreement are hereby deleted and the following substituted therefor:

(b)          Restricted Stock Units. The Company shall issue the Employee the following awards on the terms and conditions set forth below within thirty (30) days of the Amendment Effective Date following the receipt of approval by the Board and the receipt of shareholder approval:

i.            Time-Vested Awards. The Company shall issue to the Employee 19,000,000 Restricted Stock Units settled in Subordinate Voting Shares of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance) (the “Time-Vested RSU’s”). The Time-Vested RSU’s shall become 30% vested upon the first anniversary of the Effective Date. An additional 35% shall become vested when the 30-day weighted average price (“VWAP”) of the Company shares exceeds $0.85 (adjusted for dividends and stock splits) at any time on or after the second anniversary of the Effective Date and during the Term. Any unvested shares shall become vested when the VWAP exceeds $1.05 (adjusted for dividends and stock splits) at any time on or after the third anniversary of the Effective Date and during the Term. Vesting will accelerate and the Time-Vested RSU’s will be 100% vested in the event that the Employee is terminated by the Company for any reason other than for Cause, upon a resignation by the Employee for Good Reason, upon the Employee’s death or Disability or upon the consummation of a transaction constituting a Change in Control. The award of Time-Vested RSU’s may be subject to the terms of an award agreement reasonably acceptable to the Employee that otherwise conforms to the requirements of this Section.

ii.           Performance-Vested Awards. The Company shall issue to the Employee 19,000,000 Restricted Stock Units settled in Subordinate Voting Shares of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance) (the “Performance-Vested RSU’s”). The Performance-Vested RSU’s shall become vested during the Term as follows: 1/3 of the Performance-Vested RSU’s shall become vested when the 6 month trailing, annualized, adjusted EBITDA (“AEBITDA”) exceeds $150,000,000 USD and the net leverage of the company is below 2.2x, an additional 1/3 shall become vested when AEBITDA exceeds $165,000,000 USD and the net leverage of the company is below 2.2x, and the final 1/3 shall become vested when AEBITDA exceeds $205,000,000 USD and the net leverage of the company is below 2.2x. Vesting will accelerate and the Performance-Vested RSU’s will become 100% vested in the event that the Employee is terminated by the Company for any reason other than for Cause, upon a resignation by the Employee for Good Reason, upon the Employee’s death or Disability or upon the consummation of a transaction constituting a Change in Control. The award of Performance-Vested RSU’s may be subject to the terms of an award agreement reasonably acceptable to the Employee that otherwise conforms to the requirements of this Section.

(c)            Debt Refinance Bonus. In the event that, during the Term, the Company refinances any outstanding debt, without the use of an outside investment banker, of not less than $60,000,000 USD, whether in one or more refinancings, at an effective interest rate of not more than 9.75%, the Employee shall be entitled to the payment of a cash bonus in an amount equal to 0.8% of the total amount refinanced by the Company (the “Debt Refinance Bonus”). Any Debt Refinance Bonus payable under this Section shall be paid in a single lump-sum payment within 30 days following the consummation of the transactions otherwise triggering the obligation to pay the Debt Refinance Bonus. For the avoidance of doubt, a refinancing of $60,000,000 in year 1, $40,000,000 in year 2, and $30,000,000 in year 2 or any year thereafter, for an aggregate of $130,000,000, will result in a bonus of 0.8% multiplied by $130,000,000 paid in three payments following the closing of each refinancing event as otherwise provided herein.

(d)            Transaction Bonus. In the event that, during the Term, the Company consummates the acquisition of any other entity, or merger with another entity, where the acquisition multiple is less than or equal to 5 times the total enterprise value of such other entity, the Employee shall be entitled to the payment of a bonus in an amount equal to 2/3 of the difference between 3.00% of the total equity value of such acquired entity and the transaction fees to an outside investment advisor associated with the equity value portion of such acquired entity (the “Transaction Bonus”). Any Transaction Bonus payable under this Section shall be paid 50% in Subordinate Voting Shares of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance) and 50% in a single lump-sum cash payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Transaction Bonus.

(e)            Sale of the Company. In the event that, during the Term, the Company consummates a Change in Control transaction where the consideration per share, adjusted for stock splits and dividends, exceeds $1.15 USD, the Employee shall be entitled to the payment of a cash bonus in an amount equal to the 2.0% of the total equity value of the Company in such transaction (“Sale Bonus”). Any Sale Bonus payable under this Section shall be paid in a single lump-sum cash payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Sale Bonus.

(f)             Capital Raise Bonus. In the event that, during the Term, the Company consummates a transaction raising additional capital at a price per share greater than $1.50 USD, the Employee shall be entitled to the payment of a cash bonus in an amount equal to 2/3 of the difference between 3.00% of the total amount of consideration received by the Company and the transaction fees paid to an outside investment advisor associated with such transaction (the “Capital Raise Bonus”). Any Capital Raise Bonus payable under this Section shall be paid in a single lump-sum payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Capital Raise Bonus.

2.            Definition of Cause. Sections 6.4 of the Original Agreement is hereby deleted and the following substituted therefor:

6.4.           Cause Defined. “Cause” hereunder means any of Employee’s: (i) willful failure to comply with any valid and legal directive of the Board, (ii) willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or any of its affiliates; (iii) embezzlement, misappropriation, or intentional fraud, whether or not related to Employee’s employment with the Company; (iv) indictment, conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); (v) commission or conviction of a crime which would disqualify Employee for registration or licensure by the applicable regulatory or licensing authority governing the Company’s or any of its subsidiary’s or affiliate’s participation in a State-regulated cannabis program; (vi) material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company or any of its subsidiaries; or (vii) any material failure by Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time, that were previously provided to Employee, if such failure causes material reputational or financial harm to the Company or any of its affiliates. For the avoidance of doubt, if any action or omission by Employee could be deemed a violation of any U.S. federal law relating to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the foregoing, and such action or omission is not a violation of, and is done in compliance with, applicable U.S. state law, then such action or omission shall not be deemed a basis for Cause hereunder. Notwithstanding the foregoing, no termination shall be considered a termination for Cause unless the Company provides Employee written notice within thirty (30) days of the date upon which the Company first becomes aware of the circumstances purporting to give rise to Cause which notice sets forth the specific circumstances purporting to give rise to Cause and identifying with specificity the action needed to cure. Employee shall be provided a period of not less than thirty (30) days from the receipt of such notice to effect such cure to the reasonable satisfaction of the Company.

3.            General. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed in the Original Agreement. All provisions of the Original Agreement not expressly modified by this Amendment are hereby ratified and confirmed.

[Signature Page Follow]

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Amendment Effective Date first set forth above.

VIREO GROWTH INC.

/s/ Kyle Kingsley
By: Kyle Kingsley
Its: Chairman of the Board

EMPLOYEE:

/s/ John Mazarakis
John Mazarakis

[Signature Page to Employment Agreement]